EXHIBIT 10.2

March 14, 2023

Peter Donato

[REDACTED]

Dear Peter:

On behalf of Zomedica Inc., I am pleased to extend an offer of employment to you for the position of Chief Financial Officer, reporting to me.

Start Date. Your proposed start date is March 16, 2023, or an earlier date mutually agreed upon.

Base Salary. Your bi-weekly salary will be $12,500.00 (equivalent to $325,000 per year). You will be eligible for annual performance-based increases in salary.

Bonus. You will be eligible for a bonus equal to 40% of your base salary, dependent on established company and individual goals and objectives. For 2023, you will be eligible for a full year payout (not pro-rated).

Relocation Bonus. Upon the completion of your relocation to Michigan, you will receive a one-time bonus in the amount of $35,000, subject to applicable tax withholding. This relocation bonus offer expires on 3/1/2024, and if earned, will be paid no later than March 15, 2024.

Commuting Expenses. The Company will reimburse you up to $3,000 per month for commuting expenses, upon submittal of receipts through the Company’s normal expense reimbursement process, until the completion of relocation or 3/31/2024, whichever comes first. Reimbursement will in all events be paid within 30 days of the date the request for expense reimbursement is submitted and not later than March 15 of the year after the year the relevant expense is incurred.

Equity Position. You will be awarded an initial option to purchase 5,000,000 shares of Zomedica common stock at a strike price equal to the closing price of our stock on the later of the trading day of the formal approval of your options at a regularly scheduled meeting of the Zomedica Board of Directors or your employment date. You are eligible for an additional grant of options on your one year anniversary.

Your options will be subject to our Option Plan and our standard form option agreement which includes a four-year vesting schedule (with 25% vesting annually) for each issuance of options.

Benefit Plans. You will be eligible for all Zomedica benefit plans offered to Zomedica employees according to the terms of those plans, effective the first of the month following date of hire. This includes medical insurance, a 401(k) plan, and employer-paid vision, dental, short-term disability, long-term disability, and life insurance.

PTO. In addition to Zomedica’s ten paid holidays and two floating holidays in a full calendar year, you will enjoy three weeks of PTO annually. Accrual of PTO begins on your first day of employment.

Change of Control. In the event that Zomedica experiences a “change of control”, and you are separated from Zomedica as a result, you will be provided a severance payment to include one year’s salary and a payment equal to one year’s COBRA payments. Severance will be paid in a lump sum on the Company’s first ordinary payroll date following your “separation from service” (within the meaning of Section 409A of the Internal Revenue Code), subject to any delay required under Treasury Regulation Section 1.409A-3(i)(2). For purposes of this letter, a “change of control” shall mean a “change of control of the Corporation” as defined in Zomedica’s Amended and Restated Stock Option Plan (as in effect on the date hereof and filed with the U.S. Securities and Exchange Commission).

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This offer of employment is not intended to, nor does it, constitute a contract of employment. Your employment with Zomedica Inc. will be on an at-will basis, consistent with applicable law. This offer is subject to the successful completion of background checks, and signature to a confidentiality, non-compete, and non-solicitation agreement.

With a lot of exciting work ahead of us, we’re confident that you will be a key addition to both the Company and our leadership team and look forward to having you join and share in our success.

Please indicate your acceptance of this offer by signing this letter and returning it to me on or before March 15, 2023, at which time it will expire unless fully executed.

Sincerely,

Larry Heaton

CEO

Acceptance:

My signature below indicates I fully agree to the terms of the employment offer designated above.

__________________________, 2023
Peter Donato	Date

100 Phoenix Drive, Suite 125, Ann Arbor, MI 48108 | P: +1 734-369-2555 | F: +1 734-436-4135 | www.zomedica.com

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